NanoString Technologies, Inc.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

NanoString Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
A. The original Certificate of Incorporation of this Corporation was originally filed with the Secretary of State of Delaware on June 20, 2003.
B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the Board of Directors of the Corporation and the affirmative vote of the stockholders of the Corporation, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.
C. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
The name of the Corporation is NanoString Technologies, Inc.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is National Registered Agents, Inc.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
The total number of shares of stock that the Corporation shall have authority to issue is One Hundred Sixty Five Million (165,000,000), consisting of the following:
One Hundred Fifty Million (150,000,000) shares of Common Stock, par value $0.0001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.
Fifteen Million (15,000,000) shares of Preferred Stock, par value $0.0001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.
The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE V
The number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.
The directors of the Corporation are divided into three classes, designated Class I, Class II and Class III. At each annual meeting of stockholders, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.
Notwithstanding the foregoing provisions of this Article, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Notwithstanding the foregoing provisions of this Article, (1) at the Corporation’s annual meeting of stockholders held in 2024 (the “2024 Annual Meeting”), the successors of the Class II directors whose terms expire at the 2024 Annual Meeting shall each be elected for a term expiring at the Corporation’s next annual meeting of stockholders; (2) at the Corporation’s annual meeting of stockholders held in 2025 (the “2025 Annual Meeting”), the successors of the directors whose terms expire at the 2025 Annual Meeting (including, for the avoidance of doubt, the Class III directors and the successors of the directors elected at the 2024 Annual Meeting) shall each be elected for a term expiring at the Corporation’s next annual meeting of stockholders; and (3) at the Corporation’s annual meeting of stockholders held in 2026 (the “2026 Annual Meeting”) and at all annual meetings thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders. Commencing with the 2026 Annual Meeting, the classification of the Board of Directors of the Corporation shall cease.
Subject to the rights of any series of Preferred Stock with respect to the election of directors, any director or the entire board of directors may be removed from office by the stockholders of the Corporation in the manner provided in Section 141(k) of the DGCL. Subject to the rights of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided by resolution of a majority of the total number of authorized directorships, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office for the remaining term of the class, if any, for which such director shall have been chosen and until his or her successor shall be duly elected and qualified, or until such director’s earlier death, resignation or removal.
ARTICLE VI
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
ARTICLE VII
Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII
No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.
ARTICLE IX
To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X
Subject to any provisions in the Bylaws of the Corporation related to indemnification of directors or officers of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE XI
Except as provided in Article IX and Article X above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and by statute, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the

Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI, Article VIII or this Article XI (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).

IN WITNESS WHEREOF, NanoString Technologies, Inc., has caused this Amended and Restated Certificate of Incorporation to be signed by the President and Chief Executive Officer of the Corporation on this 23rd day of June, 2023.

By: /s/ R. Bradley Gray
R. Bradley Gray
President and Chief Executive Officer
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